Exhibit 10.6(a)(ii)

APIP SHARE AWARD AGREEMENT PURSUANT TO
CONDUENT INCORPORATED 2021 PERFORMANCE INCENTIVE PLAN

This APIP Share Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the 2025 APIP Target Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).
In accordance with the provisions of the Conduent Incorporated 2021 Performance Incentive Plan and the Conduent Incorporated Annual Performance Incentive Plan (collectively, the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer (the “CEO") of the Company has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The “2025 APIP Target Summary” is a separate document, provided via email or posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”), and the target number of shares of Performance Restricted Stock Units (the “APIP Shares”) granted pursuant hereto. The 2025 APIP Target Summary is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.Award of APIP Shares. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the Date of Grant the target number of APIP Shares as shown on the 2025 APIP Target Summary.
TERMS OF THE APIP SHARES
2.Entitlement to Shares and Cash. As soon as practicable and within 60 days following the applicable Vesting Date (as defined below) (or such earlier date provided in Section 8) in connection with the APIP Shares, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of common stock of the Company (“Common Stock”) equal to the number of vested APIP Shares as determined pursuant to Section 3 (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.

3.Vesting. The APIP Shares will be subject to performance-based conditions (the “Performance Conditions”) set forth on Exhibit A and subject to the Employee’s continued employment with the Company or a subsidiary or affiliate through the applicable Vesting Date. The Employee shall be eligible to vest in ½ of the APIP Shares granted pursuant hereto on each of March 30, 2026 (APIP Shares eligible to vest on this date, “Tranche 1 APIP Shares”) and March 30, 2027 (APIP Shares eligible to vest on this date “Tranche 2 APIP Shares,” and each such date, a “Vesting Date”); provided, however, that each such tranche may vest on such earlier date as may be provided in Section 8 and the number of APIP Shares eligible to vest shall be based on the satisfaction of the Performance Conditions as set forth on Exhibit A and subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or affiliate through the applicable Vesting Date or as otherwise provided in Section 8. For the avoidance of doubt, the change of the Employee’s status from employee to non-employee member of the Board of Directors of the Company, consultant or contractor who continues to provide services to the Company or a subsidiary or affiliate will not be considered a termination for purposes of this Agreement. Notwithstanding the above, to the extent all or a portion of the APIP Shares have not vested as of the applicable Vesting Date, the unvested APIP Shares will be forfeited.
Upon the occurrence of an event constituting a Change in Control, notwithstanding anything to the contrary in the Plan, the APIP Shares outstanding on the date of such Change in Control, and any

Exhibit 10.6(a)(ii)
dividend equivalents with respect thereto, shall be assumed by the successor company (or its parent company) and remain outstanding, and thereafter the vesting of such APIP Shares, and any dividend equivalents with respect thereto, shall be eligible to vest on the applicable Vesting Date, subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or an affiliate through the applicable Vesting Date (and the Performance Conditions shall each be deemed to have been achieved at the “Target” level as set forth on Exhibit A as of the date of the Change in Control), and in such instance such APIP Shares shall be paid in cash in accordance with the terms of the Plan at the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; provided that the APIP Shares, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 8 in the event of the Employee’s termination of employment or services that is not for Cause following such Change in Control and prior to the applicable Vesting Date. Upon payment pursuant to the terms of the Plan and this Agreement, such awards shall be cancelled.
4.Dividend Equivalents. The Employee shall become entitled to receive from the Company on the applicable Vesting Date (or such earlier date provided in Section 8) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested APIP Shares (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the applicable Vesting Date (or such earlier date provided in Section 8) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5.Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.

6. Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the APIP Shares until the date of issuance of a stock certificate to him for such APIP Shares and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the APIP Shares become vested.

7.Non-Assignability. Unless otherwise provided by the Committee in its discretion, APIP Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an APIP Share in violation of the provisions of this Section 7 and the Plan shall be void.

8.Effect of Termination of Employment, Death, Disability, or Other Special Circumstances.

(a)Effect on APIP Shares. In the event of the Employee’s termination of employment or services prior to the applicable Vesting Date as set forth in Section 3, the APIP Shares will be treated as set forth below.

(i)Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of or otherwise provide services to the Employer for any reason prior to March 30, 2026, the APIP Shares shall be canceled and forfeited on the date of such voluntary termination of employment or services. In the event the Employee voluntarily ceases to be an employee of or otherwise provide services to the Employer for any reason on or after March 30, 2026 but prior to March 30, 2027, the Employee will remain eligible to vest in a Pro-Rata Amount of each tranche of APIP Shares that would otherwise vest based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto.

Exhibit 10.6(a)(ii)
(ii)Qualifying Retirement. In the event of a Qualifying Retirement, the Employee will remain eligible to vest in the APIP Shares that otherwise vest on the applicable Vesting Date based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto, without any pro-ration; provided that the Employee (A) completes a successful transition of responsibilities (as determined by the Board of Directors of the Company) and cooperates during the remaining vesting period, (B) complies with any applicable restrictive covenants and non-disparagement provisions during the remaining vesting period, (C) reasonably cooperates with the Company and its affiliates with respect to any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Employee’s tenure with the Company, and (D) does not accept full time employment at a public or private company (with the exception of (1) board service, teaching, public service, or consulting, (2) employment with a family business, non-profit, startup, or other materially similar enterprise, or (3) any other employment specifically approved by the CEO (or, if the Employee was the CEO prior to such retirement, the Board of Directors of the Company).

(iii)Termination without Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than due to death, Disability, or a termination for Cause, the Employee will remain eligible to vest in a Pro-Rata Amount of each tranche of APIP Shares that otherwise vest on the applicable Vesting Date based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto; provided that, for purposes of calculating the Pro-Rata Amount under this Section 8(a)(iii), the Termination Date shall be deemed to occur such number of full months after the actual termination date equal to the number of full months of continued vesting under the Plan the Employee would be entitled to pursuant to the Company’s applicable severance plan or policy.

(iv)Qualifying Termination Following Change in Control. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer following a Change in Control for any reason other than a termination for Cause or voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, then the APIP Shares covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest at the “Target” performance level as set forth on Exhibit A (without proration) and shall be paid in cash in accordance with the terms of the Plan within 60 days following the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date.

(v)Death or Disability. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer by reason of death or Disability prior to a Change in Control, the APIP Shares covered by this Agreement, and any dividend equivalents with respect thereto, shall remain eligible to vest pursuant to Section 3 based on the satisfaction of the Performance Conditions and as if such Employee remained employed through the Vesting Dates and shall be settled within 60 days following the next Vesting Date in accordance with Section 2, without proration.

Exhibit 10.6(a)(ii)
(vi)Termination for Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer due to termination for Cause, any unvested APIP Shares, and any dividend equivalents with respect thereto, shall be cancelled and forfeited on the date of such termination of employment or services, in addition to any other rights reserved under the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

(vii)Termination Date. For purposes of this Agreement and the APIP Shares, the Employee’s employment and/or service relationship will be considered terminated as of the date the Employee is no longer actively providing services to the Company, the Employer or any affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Employee provides services or the terms of the Employee's employment or other service agreement, if any), and unless otherwise determined by the Company or as otherwise set forth herein, the Employee’s right to vest in the APIP Shares, if any, will terminate as of such date and, in any case, will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Employee provides services or the terms of the Employee's employment or other service agreement, if any). The Committee shall have the exclusive discretion to determine when the Employee no longer is actively providing services for purposes of this Agreement and the APIP Shares (including whether the Employee still may be considered to be providing services while on a leave of absence).

(b)Definitions.
“Cause” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Change in Control” has the meaning set forth in the Plan, except that for Section 8(a) only, an increase in ownership by Permitted Holders shall not be deemed a Change in Control.
“Disability” shall include cessation of active employment or services due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.
“Permitted Holders” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Pro-Rata Amount” with respect to Tranche 1 APIP Shares will be equal to the number of Tranche 1 APIP Shares that would otherwise vest on the applicable Vesting Date based on the achievement of the Performance Conditions, multiplied by a fraction, the numerator of which is the number of full months elapsed between June 1, 2025 and the Termination Date, and the denominator of which is 10, and with respect to Tranche 2 APIP Shares will be equal to the number of Tranche 2 APIP Shares that would otherwise vest on the applicable Vesting Date based on the achievement of Performance Conditions, multiplied by a fraction, the numerator of which is the number of full months elapsed between April 1, 2026 and the Termination Date, and the denominator of which is 12; provided, in each case, that such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date; and provided, further, that in no event shall the applicable

Exhibit 10.6(a)(ii)
fraction for the Pro-Rata Amount of either tranche of APIP Shares be greater than 1. Any APIP Shares that do not vest as set forth above shall be forfeited.
“Qualifying Retirement” shall mean voluntary termination of Employee’s employment with or services to Employer where (i) the Employee is at least age sixty (60) and has at least five (5) years of service with the Employer or its parents or subsidiaries and (ii) such Employee’s retirement has been agreed to and approved by the CEO of the Company (and, if Employee is a Section 16 officer of the Company, by the Board of Directors of the Company), who shall have the sole discretion to determine the date of retirement of such Employee.
“Termination Date” means the date of the Employee’s termination of employment with or services to the Employer determined in accordance with Section 8(a)(vii).
“Termination For Good Reason” shall mean the termination of the Employee within two years of the occurrence of any of the following circumstances, provided that (i) such circumstance occurs without the Employee’s express written consent after a Change in Control, and (ii) the Employee gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies the Employee in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):
(1)the material diminution of the Employee’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control; (2) any of the following: (a) a material reduction in the Employee’s annual base salary and/or annual target bonus, (b) a failure by the Company to increase the Employee’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in the Employee’s base salary for the three merit pay periods immediately preceding such Change in Control, or (c) the failure to increase the Employee’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (2) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company; (3) the Company’s requiring the Employee to be based anywhere other than in the metropolitan area in which the Employee was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the Employee is required to perform the services; (4) the failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which the Employee participates immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other employees, than existed at the time of the Change in Control; or (5) the failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Agreement or the Plan.
A termination by the Employee of his or her employment or services shall not fail to be a Termination for Good Reason merely because of the Employee’s incapacity due to physical or mental illness, or because the Employee’s employment or services continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by the Employee shall not mean the Company’s reasonable

Exhibit 10.6(a)(ii)
accommodation or modification of the Employee’s authority, duties, or responsibilities because of the Employee’s Disability.
(c)Divestiture. Notwithstanding the above, in the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed or providing services immediately prior to such sale that does not constitute a Change in Control, as determined by the Committee in its sole discretion, for any reason other than due to death, Disability, or a termination for Cause, the Employee will remain eligible to vest in a Pro-Rata Amount of each tranche of APIP Shares that otherwise vest on the applicable Vesting Date based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto.

(d)Transfer of Plan Enrollment. Notwithstanding the above, in the event the Employee is transferred to an alternative incentive compensation plan of the Company other than the Conduent Incorporated Annual Performance Incentive Plan, the Employee will remain eligible to vest in a Pro-Rata Amount of APIP Shares that otherwise vest on the applicable Vesting Date based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto; provided, that, for purposes of calculating the Pro-Rata Amount, the Termination Date in such instance will be replaced with the date in which such Employee is formally transferred to such alternative incentive compensation plan.

9.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the APIP Shares or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of APIP Shares in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the APIP Shares.

10.Responsibility for Taxes.

(a)The Employee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable or deemed applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the APIP Shares or the underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the APIP Shares, the subsequent sale of shares of Common Stock acquired upon the settlement of the APIP Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the APIP Shares to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee is subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10.6(a)(ii)
(b)Prior to the relevant taxable or tax withholding event, as applicable, the Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Employee to make a payment in a form acceptable to the Company, (ii) withholding from the Employee’s wages or other compensation payable to the Employee, (iii) withholding from proceeds of the sale of the shares of Common Stock acquired upon the settlement of the APIP Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization without further consent), (iv) withholding from the shares of Common Stock otherwise issuable at vesting of the APIP Shares, provided, however, that if the Employee is subject to the reporting and other provisions of Section 16 of the Exchange Act, the Company shall affirmatively approve, by Board action, any such withholding of shares of Common Stock as contemplated in the immediately preceding proviso, or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.

(c)The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Employee’s jurisdiction(s). In the event of over-withholding, the Employee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Employee may seek a refund from the local tax authorities. In the event of under-withholding, the Employee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested APIP Shares, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d)The Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employe’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of the shares of Common Stock acquired upon the vesting of the APIP Shares, if the Employee fails to comply with the Employee's obligations in connection with the Tax-Related Items.

11.Nature of Award. In accepting the award, the Employee acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with terms of the Plan regarding Plan amendment and termination and, in addition, the APIP Shares are subject to modification and adjustment per the terms of the Plan;

(b)the award of the APIP Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of APIP Shares, or benefits in lieu of APIP Shares, even if APIP Shares have been granted repeatedly in the past;

(c)all decisions with respect to future APIP Share awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;

Exhibit 10.6(a)(ii)
(d)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time; further, the APIP Share award and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(e)the Employee is voluntarily participating in the Plan;

(f)the APIP Shares and the shares of Common Stock subject to the APIP Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(g)the APIP Shares and the shares of Common Stock subject to the APIP Shares are not intended to replace any pension rights or compensation;

(h)the APIP Shares and the shares of Common Stock subject to the APIP Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)in consideration of the award of the APIP Shares, no claim or entitlement to compensation or damages shall arise from forfeiture of the APIP Shares, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with or services to the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and

(k)subject to the provisions in the Plan regarding Change in Control, APIP Shares and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

13.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon settlement of the APIP Shares prior to the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other U.S. or non-U.S. governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee

Exhibit 10.6(a)(ii)
understands that the Company is under no obligation to register or qualify the shares of Common Stock subject to the APIP Shares with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Stock. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares of Common Stock.

14.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

15.Restrictive Covenants. Except where otherwise prohibited under applicable law, by executing this Agreement and accepting the APIP Shares and the delivery of any shares of Common Stock or cash hereunder, the Employee expressly acknowledges and agrees to continue to be bound by and to comply with all of the terms and conditions contained in the Non-Competition and Non-Solicitation Agreement and any other restrictive covenant agreement or obligations (e.g. confidentiality, non-competition, non-solicitation, trade secrets, etc.) previously entered or executed by the Employee and incorporated herein by reference (collectively, the “Restrictive Covenants”). By executing this Agreement, the Employee agrees that the APIP Shares and delivery of any shares of Common Stock or cash hereunder serve as additional consideration for any such Restrictive Covenants.

16.Recoupment. This Award shall be subject to (i) the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy and (ii) any other compensation recovery policy adopted after the APIP Shares are granted to facilitate compliance with applicable law, including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing.
For purposes of this Section 16, the Employee expressly and explicitly authorizes the Company to issue instructions, on the Employee's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any shares of Common Stock and other amounts acquired pursuant to the APIP Shares to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Company’s recoupment policy, the Company’s clawback policy, if any, and any other compensation recovery policy adopted by the Board or the Committee.
17.Cancellation and Rescission of Award. Without limiting the foregoing Section 16, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a)The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.

(b)The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the

Exhibit 10.6(a)(ii)
participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that the Employee has made such report or disclosure, or of the Employee’s participation in an agency investigation or proceeding.

(c)The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during services with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

(d)Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 17 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.

18.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200, Florham Park, NJ 07932 USA, addressed to the attention of the Chief Human Resources Officer of the Company, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

19.Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within 90 days of the effective date of the award.

21.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

22.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in the Plan to the Beneficiary(ies) or transferee of the Employee.

Exhibit 10.6(a)(ii)

23.Governing Law and Venue. The validity, construction and effect of the Agreement, any actions taken under or relating to this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the United States and the State or Delaware. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall only be conducted in the state or federal courts located in Delaware to the exclusion of all other courts and fora. By accepting the APIP Shares, the Employee irrevocably consents to the jurisdiction of, and venue in, such courts and waives any objection that such courts are an inconvenient forum.

24.Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its affiliates. In the event that any 60-day period described in Section 8 of this Agreement straddles two calendar years, then any APIP Shares, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year. Each payment hereunder is treated as a separate payment for purposes of Section 409A.
If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.
25.Data Privacy.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all APIP Shares or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Employee’s consent.

Exhibit 10.6(a)(ii)

(b)International Data Transfers. It may be necessary for Data to be transferred to, and processed in, the U.S. If the Employee is outside of the U.S., the Employee should note that the Employee's country has enacted data privacy laws that are different from the U.S. As a result, in the absence of appropriate safeguards, the transfer of Data to the U.S. or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. The Company’s legal basis, where required, for the transfer of Data is the Employee’s consent.

(c)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee's consent, the Employee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the APIP Shares or other equity awards to the Employee or administer or maintain such awards.
(e)Data Subject Rights. The Employee may have a number of rights under data privacy laws in the Employee’s jurisdiction. Depending on where the Employee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Employee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Employee can contact the local human resources representative.
By accepting the APIP Shares and indicating consent via the Company’s acceptance procedure, the Employee is declaring agreement with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which to not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Employee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Employee provide another data privacy consent. If applicable, the Employee agrees that upon request of the Company or the Employer, the Employee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Employee for the purpose of administering the Employee’s participation in the Plan in compliance with the data privacy laws in the Employee’s country, either now or in the future. The Employee understands and agrees that the Employee will not be able to participate in the Plan if the Employee fails to provide any such consent or agreement requested by the Company and/or the Employer.
26.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

Exhibit 10.6(a)(ii)
27.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

28.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the APIP Shares and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set below.

CONDUENT INCORPORATED

By: Christopher Kujawa, Chief Human Resources Officer
Date: June 1, 2025

Exhibit 10.6(a)(ii)

EXHIBIT A
Performance Conditions

The number of APIP Shares that vest shall be based on the satisfaction of goals and the weighted percentages set forth below. Linear interpolation will be used for results between points. The goals will be adjusted for any dispositions of businesses and asset sales, and may be adjusted for other unanticipated or unbudgeted changes. Numbers set forth herein are denoted in millions.

Metric	Description	Weighted %
Adjusted Revenue	Adjusted Revenue	40%
Adjusted EBITDA Margin	Income or loss before income taxes, interest, depreciation and amortization and contract inducement amortization divided by revenue or adjusted revenue	40%
Net ARR Activity	Projected Annual Recurring Revenue for contracts signed in the prior 12 months, less the annualized impact of any client losses, contractual volume and price changes, and other known impacts for which the company was notified in that same time period, which could positively or negatively impact results.	20%

	Threshold	Target	Stretch Target	Overachievement (Cap)
Adjusted Revenue (40%)	$3,060.4	$3,155.0	$3,249.7	$3,470.5
Achievement %	97% of Target	Budget	103% of Target	110% of Target
Payout %	25%	100%	150%	200%

	Threshold	Target	Stretch Target	Overachievement (Cap)
Adjusted EBITDA Margin (40%)	4.66%	4.91%	5.16%	5.40%
Achievement %	95% of Target	Budget	105% of Target	110% of Target
Payout %	25%	100%	150%	200%

	Threshold	Target	Maximum (Cap)
Net ARR (20%)	$125	$147	$169
Net ARR %	85% of Target	Budget	115% of Target
Payout %	25%	100%	150%

Exhibit 10.6(a)(ii)

In order to calculate the overall percentage of APIP Shares that may become vested, the performance for each metric will be calculated and then multiplied by the metric’s applicable weighted percentage as shown in the charts above. With respect to the APIP Shares, the aggregate performance vesting percentage across all metrics is capped at 100%. The following table sets forth several examples of calculation of the aggregate performance vesting percentage based on different levels of achievement of each metric.

Metric	Performance (example 1)	Performance (example 2)	Performance (example 3)
Adjusted Revenue metric (weighted 40%)	125%	25%	105%
Adjusted EBITDA Margin metric achievement (weighted 40%)	75%	100%	100%
Net ARR Activity metric: 100% (weighted 20%)	100%	100%	110%

Aggregate Performance Vesting %	100%	70%	100%*

*Note that the aggregate performance vesting percentage is capped at 100% even though the weighted average of the three metrics exceeded 100%.